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                                                                    EXHIBIT 99.4


                            GATEWAY INDUSTRIES, INC.

                                      AND

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                         SUBSCRIPTION AGENCY AGREEMENT

                            DATED AS OF      , 1996







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          SUBSCRIPTION AGENCY AGREEMENT dated as June   , 1996 by and between
Gateway Industries, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a __________ corporation, as Subscription Agent (the "Subscription Agent").

          WHEREAS, the Company has caused a Registration Statement on Form S-2 (Registration No. _______) under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission (the "Commission") relating to a proposed distribution by the Company to holders of records of shares of its Common Stock, $.001 par value (the "Common Stock"), as of the close of business on __________, 1996 (the "Record Date"), of transferable subscription rights (the "Rights") to purchase additional shares of its Common Stock (the "Basic Subscription Privilege") at a price of $____ per share (the "Subscription Price"). Each Right will entitle its holder (a "Holder") to purchase one share of Common Stock. Such Registration Statement, in the form in which it first becomes effective under the Act, and it may thereafter be amended from time to time, is referred to herein as the "Registration Statement";

     WHEREAS, the Rights will be distributed to holders of records (other than the Company) of shares of Common Stock as of the Record Date at a rate of ____ Rights for each share of Common Stock held on the Record Date;

     WHEREAS, upon the full exercise of the Rights of a Holder pursuant to the Basic Subscription Privilege, such Holder will be entitled to subscribe for additional shares of Common Stock (the "Oversubscription Privilege"; collectively, with the Basic Subscription Privilege, the "Subscription Privileges");

     WHEREAS, the Company has reserved for issuance, and has authorized the issuance of, an aggregate of ___________ authorized and unissued shares of Common Stock (the Underlying Shares") to be distributed pursuant to the exercise of the Subscription Privileges in the Rights Offering;

     WHEREAS, the Company desires the Subscription Agent to act on its behalf in connection with the Rights Offering as set forth herein, and the Subscription Agent is willing so to act.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

     SECTION 1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Subscription Agent to act as agent for the Company in accordance with the instruction set forth in this Agreement, and the Subscription Agent hereby accepts such appointment. The Company may from time to time appoint such co-subscription agents as it may deem necessary or desirable. The duties of the Subscription Agent shall include those contemplated by the Subscription Certificate (as defined below) and the Instructions as to Use of Gateway Industries, Inc.

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Subscription Certificate included as Exhibit ____ to the
Registration Statement (the "Instructions") and those forth on Exhibit B hereto.

     SECTION 2. ISSUE OF SECURITIES.

          (a) The Company has authorized the issuance of the Rights and, following the effectiveness of the Registration Statement and the Record Date, will issue such Rights to holders of record of shares of Common Stock as of the close of business on the Record Date as contemplated by the Registration Statement. The Company will promptly notify the Subscription Agent upon the effectiveness of the Registration Statement. As transfer agent and registrar for the shares of Common Stock, the Subscription Agent shall provide such assistance as the Company may require in order to effect the distribution of the Rights to holders of record of shares of Common Stock as of the close of business on the Record Date, including assistance in determining the number of Rights to be distributed to each record holder and assistance in distributing the Subscription Certificates (as defined in Section 3(b) hereof) evidencing the Rights. The Company has authorized the issuance of and will hold in reserve the Underlying Shares, and upon the valid exercise of Rights, the Company will issue Underlying Shares to validly exercising Holders as set forth in the Prospectus.

     SECTION 3. SUBSCRIPTION PRIVILEGES; FORM OF SUBSCRIPTION CERTIFICATE.

          (a) Each Right carries with it a Basic Subscription Privilege and an Oversubscription Privilege:

          (i) Each Right entitles its Holder to purchase one share of Common Stock at a price of $____ per share pursuant to such Holder's Basic Subscription Privilege.

          (ii) Holders exercising all of their Rights pursuant to their Basic Subscription Privileges will be entitled to subscribe for additional Underlying Shares at the Subscription Price pursuant to their Oversubscription Privileges. The Company and the Subscription Agent agree to use their respective best efforts to ensure that Holders exercise in full their Basic Subscription Privileges before subscribing for and acquiring Underlying Shares pursuant to their Oversubscription Privileges but acknowledge that such compliance cannot be guaranteed. Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that the maximum number of Underlying Shares are not subscribed for through the exercise of all Basic Subscription Privileges by the Expiration Date (as defined below). If the Underlying Shares so available (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Holders exercising the Oversubscription Privilege, in proportion, not the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege, but to the number of Underlying Shares they have subscribed for pursuant to

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

the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of Excess Shares such Holder subscribed for and the remaining Excess Shares will be allocated among all other Holders exercising Oversubscription Privileges.

          (iii) Banks, brokers and other nominee holders of Rights who exercise Rights on behalf of beneficial owners shall, as a condition of the exercise of such Rights, be required to certify to the Subscription Agent and the Company (by delivery to the Subscription Agent of a Nominee Holder Certification substantially in the form of Exhibit C hereto) as to: (1) the names of the beneficial owners on whose behalf they are acting; (2) the nominee holder's authority so to act; (3) the aggregate number of Rights to be exercised on behalf of each such beneficial owner; (4) the number of Underlying Shares that are being subscribed for pursuant to the Subscription Privileges of each beneficial owner of Rights on whose behalf such nominee holder is acting.

          (b) The Rights shall be evidenced by subscription certificates (the "Subscription Certificates"). Subscription Certificates (and the form of election to exercise of transfer Rights to be printed on the reverse thereof) shall be substantially in the form attached as Exhibit A hereto. The Subscription Certificates shall be fully transferable.

     SECTION 4. SIGNATURE AND REGISTRATION.

          (a) The Subscription Certificates shall be executed on behalf of the Company by its President and its Secretary by facsimile signature. Any Subscription Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Subscription Certificate, shall be a proper officer of the Company to sign such Subscription Certificate, even if at the date of the execution of this Agreement or the date of the actual issuance of such certificate any person is not such an officer.

          (b) The Subscription Agent will keep or cause to be kept, at its principal offices in the State of New York, books for registration and transfer of the Rights issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights and the number of Rights evidenced by each outstanding Subscription Certificate.

     SECTION 5. DIVISION, COMBINATION AND EXCHANGE OF SUBSCRIPTION CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN SUBSCRIPTION CERTIFICATES.

          (a) Any Subscription Certificate, or any two or more Subscription Certificate, may be divided, combined or exchanged for any number of Subscription Certificates or for a single Subscription

                                       4
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Certificate of different denominations; provided however, that the aggregate number of Rights evidence by the Subscription Certificate or Subscription Certificates so issued shall not exceed the aggregate number of Rights evidenced by the Subscription Certificate or Subscription Certificates surrendered in exchange therefor. No Subscription Certificate evidencing fractional Rights will be issued upon division, combination or exchange of other Subscription Certificates, and any instructions to divide, combine or exchange Subscription Certificates which would result in the issuance of Subscription Certificates evidencing fraction Rights shall be rejected. Any Holder desiring to divide, combine or exchange any Subscription Certificate or Subscription Certificates to be divided, combined or exchanged shall be delivered to the Subscription Agent with the transfer information on the reverse side of the Subscription Certificate properly completed and executed. Thereupon the Subscription Agent shall deliver to the person entitled thereto a Subscription Certificate or Subscription Certificates, as the case may be, as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Subscription Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent shall be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Subscription Certificates.

          (b) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, which may be in the form of an open penalty bond, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the mutilated Subscription Certificate, the Company will make and deliver a new Subscription Certificate of like tenor to the Subscription Agent for delivery to the registered owner in lieu of the Subscription Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of both to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a Subscription Certificate is replaced.

     SECTION 6. SUBSEQUENT ISSUE OF SUBSCRIPTION CERTIFICATES. Subsequent to their original issuance, no Subscription Certificates shall be issued except (a) Subscription Certificates issued upon any transfer, combination, division or exchange of Rights pursuant to Section 5(a) or 10 hereof; (b) Subscription Certificates issued in replacement of mutilated, destroyed, lost or stolen Subscription Certificates issued in replacement of mutilated, destroyed , lost or stolen Subscription Certificates pursuant to Section 5(b) hereof; and

                                       5
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(c) Subscription Certificates issued pursuant to Section 7(h) hereof upon the partial exercise of any Subscription Certificate to evidence the unexercised portion of such Subscription Certificate.

     SECTION 7. EXERCISE OF RIGHTS; EXERCISE PRICE; EXPIRATION DATE.

          (a) The Holder of any Subscription Certificate may exercise some or all of the Rights evidenced thereby by delivering to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on __________, 1996 (such date subject to extension as provided in the Prospectus, is referred to herein as the "Expiration Date"), a properly completed and executed Subscription Certificate evidencing such Rights (with signature guaranteed, if necessary, an "Eligible Institution", as defined in Rule 17Ad-15 under the Securities Act of 1934), together with payment of the Subscription Price (as hereinafter defined) for the Underlying Share subscribed for pursuant to the Subscription Privileges, subject to Section 7(d)(iii). In the case of Holders of Rights that are held of record through the Depository Trust Company ("DTC"), the exercise of the Subscription Privileges may be effected by instructing DTC to transfer Rights (such Rights being "DTC Exercised Rights") from the DTC account of such Holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Underlying Share subscribed for. Alternatively, the Holder of any Subscription Certificate may exercise the Rights evidenced thereby effecting compliance with the procedures for guaranteed delivery set forth in Section 7(b) below.

          (b) If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) Subject to Section 7(d)(iii), such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Subscription Privileges to be received (in the manner set forth in Section 7(d) hereof) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Gateway Industries, Inc. Subscription Certificates (the "Instruction") distributed with the Subscription Certificates, from an Eligible Institution, stating the name of the exercising Holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Subscription Privilege, and guaranteeing to the Subscription Agent the delivery of the Subscription Certificate evidencing such Rights within five (5) business days following the date of the Notice of Guaranteed Delivery.

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          (iii) the properly completed Subscription Certificate(s) evidencing the Rights being exercised, with any required signatures guaranteed, are received by the Subscription Agent, or such Rights are transferred into the DTC account of the Subscription Agent, within five (5) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no __________).

          (c) The Rights shall expire at 5:00 p.m. New York City time on the Expiration Date.

          (d) The "Subscription Price" shall be $____ per Underlying Shares subscribed for pursuant to the Subscription Privileges payable (in United States Dollars) (i) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent; (ii) by wire transfer of funds to the account maintained by the Subscription Agent for such purpose at _____________________ Bank, Account No.__________, ABA No.
__________; or (iii) by such other manner as the Company may approve in writing in the case of persons acquiring Underlying Shares at a Subscription Price of $500,000 or more; provided that, in the case of clause (iii), in any event, the full amount of such Subscription Price is received by the Subscription Agent in currently available funds by no later than the fifth (5th) business day following the Expiration Date (the payment method under (iii) being an "Approved Payment Method"). The Subscription Price shall be deemed to have been received by the Subscription Agent only upon (1) clearance of any uncertified check; (2) receipt by the Subscription Agent of any certified check or bank draft or postal, telegraphic or express money order, (3) receipt of good funds in the Subscription Agent's account designated above, in payment of the Subscription Price; or (4) receipt of funds by the Subscription Agent through an Approved Payment Method.

          (e) If the number of Underlying Shares being subscribed for is not specified, or full payment of the Subscription Price for the indicated number of Rights that are being exercised is not forwarded or if the payment delivered exceeds the required Subscription Price, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: (1) to subscribe for the number of Underlying Shares indicated, if any, pursuant to the Basic Subscription Price; (2) to subscribe for Underlying Shares until the Basic Subscription Price has been fully exercised with respect to all of the Rights represented by such Subscription Certificate; (3) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration).

          (f) Funds received by the Subscription Agent in payment of the Subscription Price shall be held in a segregated, interest bearing account until the closing of the Rights Offering, at which time they

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shall be paid over to the Company. All interest accrued on such account shall be for the account of the Company.

          (g) If a Holder exercising the Oversubscription Privilege is allocated less than all of the Underlying Shares which such Holder subscribed for, or if the number of Underlying Shares purchased by a Holder is otherwise reduced as set forth in the Section 3(a)(iii), the Subscription Agent, as soon as practicable after the Expiration Date, shall mail to such Holder the Subscription Price paid by such Holder in respect of the number of such shares that were subscribed for but not ultimately issued, without interest of deduction.

          (h) In case the Holder of any Subscription Certificate shall exercise less than all the Rights evidenced thereby (other than a Holder to whom Section 3(a)(iii) applies), a new Subscription Certificate evidencing the number of Rights remaining unexercised shall be issued by the Subscription Agent to the registered Holder of such Subscription Certificate or to such Holder's duly authorized assigns.

          (i) The Subscription Agent is authorized to accept only Subscription Certificates (other than Subscription Certificates delivered in accordance with the procedure for guaranteed delivery set forth in Section 7(b)), or transfers of Rights to its account at DTC, received prior to 5:00 p.m., New York City time, on the Expiration Date.

          (j) Once a Holder has exercised a Right, such exercise may not be revoked.

          (k) Rights may be exercised by certain transferees in the manner set forth in the Instructions, without issuance of new Subscription Certificates in the name of such transferee.

     SECTION 8. DELIVERY OF STOCK CERTIFICATES.

          (a) BASIC SUBSCRIPTION PRIVILEGE. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercised the Basic Subscription Privilege certificates representing Underlying Shares purchased pursuant to the Basic Subscription Price.

          (b) OVERSUBSCRIPTION PRIVILEGE. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercised the Oversubscription Privilege certificates representing the number of Underlying Shares allocated to such Holder pursuant to the Oversubscription Privilege.

     SECTION 9. FRACTIONAL SHARES. No fractional Underlying Shares, or cash in lieu thereof, will be issued or paid. The number of Underlying Shares distributed to each holder will be rounded down to the nearest whole share in connection with the exercise of Subscription Privileges.

     SECTION 10. TRANSFER OF RIGHTS.

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          Any holder may transfer (i) all of the Rights evidenced by a
Subscription Certificate by properly endorsing the Subscription Certificate for transfer in accordance with the Instructions accompanying the Subscription Certificate or (ii) some of the Rights evidenced by a Subscription Certificate (but not fractional Rights) by delivering to the Subscription Agent such Subscription Certificate properly endorsed for transfer, with instruction to register the Rights to be transferred in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). If requested to do so, the Subscription Agent shall issue a new Subscription Certificate evidencing the balance of the Rights to the Holder or, if so instructed, to an additional transferee. For purposes of this Agreement the term "properly endorsed for transfer" shall mean that each and every signature of a registered Holder or Holders or assigns shall be made or guaranteed by an Eligible Institution.

     SECTION 11. REPORTS. The Subscription Agent shall notify both the Company and its designated representatives by telephone as requested during the period ending five (5) business days after the Expiration Date, which notice shall thereafter be confirmed in writing, of (a) the number of Rights exercised on the day of such request; (b) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Price and the number of such Rights for which payment has been received; (c) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege and the number of such Rights for which payment has been received; (d) the number of Rights subject to guaranteed delivery pursuant to Section 7(b) on such day; (e) the number of Rights for which defective exercises have been received on such day; and (f) cumulative totals derived from the information set forth in clauses (a) through (e) above. At or before 5:00 p.m. New York City time, on the first Nasdaq National Market trading day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date derived from the information set forth in clauses (a) through (e) above. The Subscription Agent shall also maintain their Rights and their transferees, and Holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designated representatives with the information compiled pursuant to this Section 11 as any of them shall request.

     SECTION 12. FUTURE INSTRUCTION AND INTERPRETATION.

          (a) All questions as to the timeliness, validity, form, and eligibility of any exercise of Rights will be determined by the Company, whose determinations shall be final and binding. The Company in its sole discretion may waive any defect or irregularity or permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in

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connection with the submission of Subscription Certificates or incur any liability for failure to give such notification to any Holder.

          (b) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an authorized officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

     SECTION 13. PAYMENT OF TAXES. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Subscription Certificate or of the Underlying Shares; provided however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or shares or a constructive dividend with respect to the Rights or shares and provided further that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Subscription Certificate or the issuance or delivery of certificates for shares of Common Stock in a name other than that of the registered Holder of such Subscription Certificate evidencing the Rights exercised or transferred, and the Subscription Agent shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

     SECTION 14. CANCELLATION AND DESTRUCTION OF SUBSCRIPTION. All Subscription Certificates surrendered for the purpose of exercise, exchange, substitution or transfer shall be cancelled by the Subscription Agent, and no Subscription Certificates shall be issued in lieu thereof except as expressly permitted by provisions of this Agreement. The Company shall deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent shall so cancel and return, any other Subscription Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subscription Agent shall deliver all cancelled Subscription Certificates to the Company or shall, at the written request of the Company, destroy such cancelled Subscription Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

     SECTION 15. RIGHT OF ACTION. All rights of action in respect of this Agreement are vested in the Company and the respective registered Holders of the Subscription Certificates; and any registered Holder of any Subscription Certificate, without the consent of the Subscription Agent or of the Holder of any other Subscription Certificate, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Subscription Certificate in the manner provided in such Subscription Certificate and in the Agreement.

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     SECTION 16. CONCERNING THE SUBSCRIPTION AGENT.

          (a) The Company agrees to pay to the Subscription Agent compensation in accordance with the fee schedule attached hereto as Exhibit B for all services rendered by it hereunder and, from time to time, on demand of the Subscription Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Subscription Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence or bad faith on the part of the Subscription Agent for anything done or omitted by the Subscription Agent in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending against any cost or liability on the premises. The foregoing notwithstanding, the Company shall not indemnify the Subscription Agent with respect to any claim or action settled without its consent, which consent shall not be unreasonably withheld.

          (b) The Subscription Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Subscription Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

     SECTION 17. MERGER OR CONSOLIDATION OF SUBSCRIPTION AGENT. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Agent or any successor Subscription Agent, shall be the successor to the Subscription Agent under this Agreement without the execution or filing of any paper or any further act on the party of any of the parties hereto.

     SECTION 18. DUTIES OF SUBSCRIPTION AGENT. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders of Subscription Certificates by their acceptance thereof shall be bound.

          (a) The Subscription Agent may consult with legal counsel (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever, in the performance of its duties under this Agreement, the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificated signed by either the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary of the Company and delivered to the Subscription Agent; and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          (c) The Subscription Agent shall be liable hereunder only for its own negligence or willful misconduct.

          (d) The Subscription Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Subscription Certificates or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

          (e) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Subscription Agent) or in respect of the validity or execution of any Subscription Certificate, nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Subscription Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued in connection with the exercised Rights or pursuant to any Subscription Certificate or as to whether any shares of Common Stock will, when issued, be validly authorized and issued, fully paid and nonassessable.

          (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Subscription Agent for the carrying out or performing by the Subscription Agent of the provisions of this Agreement.

          (g) Nothing herein shall preclude the Subscription Agent from acting in any other capacity for the Company.

          SECTION 19. NOTICES TO THE COMPANY, HOLDERS AND SUBSCRIPTION AGENT. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, prepaid first class mail, or telecopier:

          (a)       if to the Company, to:

                    Gateway Industries, Inc.
                    c/o Warren G. Lichtenstein
                    750 Lexington Avenue
                    New York, NY  10022

                    with a copy to:
                    Greenberger & Forman
                    1370 Avenue of the Americas
                    New York, NY  10019
                    Attn:  Robert W. Forman, Esq.
                    Telecopier No.: 212-757-4054

                    if to the Subscription Agent, to:
                    American Stock Transfer & Trust Company
                    40 Wall Street
                    New York, NY 10005
                    Telecopier No.: 718-236-4588

          (b) if to a registered Holder, at the address shown on the registry books of the Company.

          All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered, two (2) business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back if telexed; and when receipt is acknowledged, if telecopied.

          SECTION 20. SUPPLEMENTS AND AMENDMENTS. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Subscription Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Subscription Agent may deem necessary or desirable and which shall not adversely affect the interest of the Holders of the Subscription Certificates.

     SECTION 21. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Subscription Agent shall bind and inure to the benefit to their respective successors and assigns hereunder.

     SECTION 22. TERMINATION. This Agreement shall terminate at 5:00 p.m. New York City time, on the thirteenth day following the Expiration Date. Upon termination of this Agreement, and provided that the Underlying Shares for Rights accepted for exercise prior to such termination are issued and delivered by the Company, the Company shall be discharged from all obligations under this Agreement except for its obligations to the Subscription Agent under Section 13 and 16 hereof and except with respect to the obligation of the Company to provide instruction and direction of the Subscription Agent as may be provided in this Agreement.

     SECTION 23. GOVERNING LAW. This Agreement and each Subscription Certificate shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State.

     SECTION 24. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give any persons or corporation other than the Company, the Subscription Agent and the Holders of the Subscription Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Subscription Agent and the Holders of the Subscription Certificates.

     SECTION 25. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     SECTION 25. DESCRIPTIVE HEADINGS. Description headings of the several Sections of this Agreement are inserted for the convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          IN WITNESS WHEREOF, each of the parties hereto caused the Agreement to be duly executed as of the date first above written.



                           GATEWAY INDUSTRIES, INC.


                           By:_______________________
                               Jack Howard
                               Acting President


                           AMERICAN STOCK TRANSFER & TRUST COMPANY

                           By:_______________________

                           Title:____________________

                                   EXHIBIT A

                        FORM OF SUBSCRIPTION CERTIFICATE

                                   EXHIBIT B

                       SUBSCRIPTION AGENT DUTIES AND FEES
Subscription Agent Duties and Services
- --------------------------------------

     1.  Calculate and verify number of rights to be issued to each shareholder;

     2. Issue and mail notice of exercise form to each claimant along with the appropriate rights offering material.

     3. Split-up, issue and mail notice of exercise forms as requested by offerees.

     4.  Receive and time stamp surrendered notice of exercise forms and checks.

     5.  Examine notice of exercise forms and checks for acceptance.

     6.  Write regarding deficient items.

     7. Calculate and verify exercises price received and number of shares to be issued.

     8.  Deposit checks into a fiduciary account.

     9. Wire funds to corporation's account on business day following end of offering period.

     10. Handle all letters of inquiry regarding lost, destroyed or stolen notices of exercise forms.

     11. Adjust Rights on disputed claims as per Company's instructions and refund to the holder any excess subscription price resulting from a reduction of disputed claim.

     12. If applicable, reflect restrictive legend on certain stock certificates to be issued in connection with the offering. Please provide us with the name(s) of the shareholders and the exact legend to be shown on the new certificates.

     13. Keep accurate controls of all notice of exercise forms exercised and cancellation of such forms.

     14. Issue and mail stock certificates to subscribers.

     15. Furnish periodic reports of exercised rights.

     16. Track oversubscription privilege.

     17. Calculate pro-ration on oversubscription.

Subscription Agent Fees
- -----------------------

               $_______    To act as Subscription Agent for first 30 day period.

               $_______    Per each extension of subscription period.

    Plus out-of-pocket expenses incurred such as postage, telephone and telegraph, shipping costs, insurance stationery, overtime, counsel and fees, etc.

                                   EXHIBIT C

                      FORM OF NOMINEE HOLDER CERTIFICATION

                            GATEWAY INDUSTRIES, INC.

                          NOMINEE HOLDER CERTIFICATION

          The undersigned, a bank, broker or other nominee holder of rights ("Rights") to purchase shares of Common Stock, $.001 par value per share ("Common Stock") of Gateway Industries, Inc. (the "Company") pursuant to the Rights Offering described and provided for in the Company's prospectus dated _________, 1996 (the "Prospectus"), hereby certifies to the Company and to American Stock Transfer and Trust Corporation, as Subscription Agent for such Rights Offering, that the undersigned has subscribed for, on behalf of the beneficial owners thereof (which may include the undersigned), the number of shares specified below for each of the Subscription Privileges (as defined in the Prospectus).

          1. Number of shares subscribed
               for pursuant to the Basic
               Subscription Privilege        ___________

          2. Number of shares subscribed
               for pursuant to the
               Oversubscription Privilege    ___________

          3. Name of Beneficial Owner        ___________



                              -----------------------------
                              Name of Nominee Holder


                              By:__________________________
                                 Name:
                                 Title:


Dated:  ___________, 1996

                                       20